Exhibit 10.1

MASTER RELATIONSHIP AGREEMENT

This Master Relationship Agreement by and between OnePak, Inc., a Nevada corporation located at 56 Main Street, Orleans MA 02653 (“Provider”), and Dell USA L.P. a Texas limited partnership located at One Dell Way, Round Rock, Texas 78682 (“Dell”) , is effective as of September 17th, 2009 (“Effective Date”) .

1.0 Agreement Structure

1.1 This Master Relationship Agreement (“MRA”), together with all schedules, statements of work, attachments and exhibits (collectively, “Schedules”) and purchase orders issued by Dell for the purchase of any Deliverables (“Dell PO(s)”), shall be collectively referred to as the “Agreement.” The Agreement merges and supersedes all prior or contemporaneous understandings, agreements, negotiations and discussions, whether oral or written, between the parties concerning this subject matter and constitutes the entire agreement between the parties with regard to this subject matter. The parties have not relied upon any promises, representations, warranties, agreements, covenants or undertakings, other than those expressly set forth in this Agreement.

1.2 The Agreement constitutes the only terms and conditions under which Dell USA L.P. and its worldwide subsidiaries and affiliates including, without limitation, Dell Inc. and all direct and indirect subsidiaries of Dell Inc. (collectively, “Dell”) will: (i) purchase equipment and materials including, without limitation, any license to software embedded in the equipment and any related tools, maintenance, support, installation, and/or documentation (collectively “Hardware” or “Materials”), (ii) license non-embedded software and related materials and/or documentation (collectively “Software”), and (iii) purchase services (“Services”) including, without limitation, any Dell Work Product and/or Licensed Materials (as defined in Section 9 “Intellectual Property Rights”) provided to Dell as a result of the provision of Services by Provider, its subsidiaries and affiliates (collectively “Provider”) and/or Provider’s subcontractors. Hardware, Materials, Software, Dell Work Product, Licensed Materials and Services shall be collectively referred to as “Deliverables.”

1.3 The terms and conditions of this MRA apply to all Schedules and Dell PO(s) for the purchase of Deliverables. The terms and conditions of this MRA shall apply to Schedules and/or Dell PO(s) issued even if the Schedules or Dell PO(s) fail to specifically reference this MRA unless the Schedule or Dell PO clearly refers to another written agreement executed between the parties. Provider shall not provide Dell with any Deliverables and Dell shall not be obligated to pay for any Deliverables unless Dell has issued a Dell PO for the applicable Deliverables.

1.4 In the event of a conflict between the terms and conditions of this MRA and any Schedule and/or Dell PO, the order of precedence shall be as follows: (i) this MRA, (ii) the Schedule and then (iii) the Dell PO. Notwithstanding the order of precedence above, if a Schedule explicitly identifies a provision in this MRA that the parties intend to be superseded or modified by a provision in the Schedule, the provision in the Schedule shall prevail for purposes of that Schedule only, but only if the Schedule is signed on behalf of Dell by someone with the title of Director or more senior executive of Dell. Amendments/country specific addendums to the MRA shall be binding so long as they follow the same signature requirements set forth herein.

1.5 When a Dell entity desires to purchase a Deliverable, the applicable Dell and Provider entities will execute a Hardware Schedule, Software Schedule and/or Services Schedule (a Statement of Work shall be considered a Services Schedule), as applicable. Once the applicable Schedule is executed, any Dell entity may subsequently issue a Dell PO to purchase and/or license the Deliverables described in the applicable Schedule. For purchases of Deliverables by a Dell entity other than Dell USA L.P., the related Dell PO(s) will be issued by the applicable Dell entity to Provider, or to such other Provider entity designated by Provider. Each Dell PO will be governed by the terms and conditions of this MRA and the applicable Schedule(s). Each Dell PO, along with this MRA and the applicable Schedule(s), shall be deemed a separate agreement between the Dell entity that has issued the Dell PO and the applicable Provider entity or entities. To the extent the entities executing a Schedule require additional or alternative terms and conditions than those contained in this MRA in order to comply with local country law or business practices, such alternative or additional terms mutually agreed to by the applicable entities shall be set forth in a country specific addendum to the MRA or the “Country Unique Terms” section of the applicable Schedule.

2.0 Term and Termination

2.1 Subject to the termination provisions in this MRA, the initial term of this MRA is for three (3) years beginning on the Effective Date. This MRA will automatically renew for additional, successive, one-year terms unless a party provides written notice of non-renewal to the other party at least 180 days before the end of the then current term.

2.2 The applicable Dell and Provider entities who executed a Schedule or issued or accepted a Dell PO, may terminate the applicable Dell PO and/or Schedule for cause in the event of a material breach of such Dell PO or Schedule by the other entity if such breach is not cured within thirty (30) days of receipt of written notice.

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2.3 The Dell entity that issued a Dell PO or executed a Schedule may terminate the applicable Dell PO or any portion thereof and/or the applicable Schedule or any portion thereof at any time without cause for its convenience upon fifteen (15) days written notice. In addition, Dell USA L.P. may terminate the MRA without cause upon fifteen (15) days written notice.

3.0 Price and Payment

3.1 Unless otherwise agreed in a Schedule or Dell PO, all payments must be stated (and payments made) in United States dollars and are exclusive of applicable sales, use or similar taxes for which Dell is obligated to pay Provider. Dell has no liability for any taxes based on Provider’s assets or income or for which Dell has an appropriate resale or other exemption. Dell has the right to withhold any applicable taxes from any royalties or other payments due under the Agreement if required by any government authority. All amounts payable under the Agreement shall be exclusive of value added tax (“VAT”) or analogous taxes (if any), which Dell shall pay at the rate applicable thereto from time to time. Provider shall provide Dell with a valid VAT invoice (applicable in the country of supply). Provider and Dell will cooperate to ensure so far as possible that the VAT treatment of the Agreement is accepted by the relevant tax authorities, and each will produce all necessary invoices, records and other documentation for this purpose. In addition, upon Dell’s request, Provider shall bill Dell or its specified affiliates on a regional or local basis.

3.2 All invoices provided to Dell related to the purchase of Deliverables will be accumulated for a period from the 16th day of a calendar month to the 15th day of the following calendar month (“Accumulation Period”). Dell will pay invoices received during the Accumulation Period net fifty (50) days from the end of the Accumulation Period (EOAP 50). No invoice can be dated prior to the date Deliverables are delivered to Dell (or to a Dell customer, if so provided in the applicable Schedule or Dell PO), unless the Schedule sets forth acceptance criteria, in which case no invoice can be dated prior to acceptance by Dell. Provider agrees to invoice Dell within thirty (30) days after it has the right to invoice under the terms of the Agreement. If Provider fails to submit an invoice within ninety (90) days after it has the right to invoice, Dell has the option to refuse payment in whole or in part. Unless otherwise directed by Dell, all Dell PO(s), invoices and payments will be issued through Dell’s designated invoice and payment system, which Provider agrees to use at Provider’s expense. Dell may, in its sole discretion, choose the method of payment, including but not limited to wire transfer, check, and corporate purchasing card.

3.3 Provider represents and warrants that the prices for Deliverables will not be less favorable than prices applicable to sales by Provider to any other customer purchasing like quantities of materially comparable Deliverables. If at any time during the term of the Agreement, Provider accords to any other such customer more favorable prices, Provider will immediately offer to sell the Deliverables to Dell at equivalent prices accorded to such other customer.

4.0 Warranty

Provider represents and warrants that:

(a) All Hardware and Materials will conform to Provider’s published specifications and documentation as well as to any specifications and descriptions set forth in the applicable Schedule and will be free from defects in design, materials and workmanship including, without limitation, cosmetic defects, for a period of thirty-six (36) months from the date of delivery to Dell (or to a Dell customer, if so provided in the applicable Schedule or Dell PO), unless an alternative warranty period is expressly set forth in a Schedule. All Hardware and Materials will be new and unused and shall not contain used or repaired parts unless requested by Dell in writing, in which case such Hardware and Materials shall be clearly labeled as refurbished. Dell will receive good and marketable title to all Hardware and Materials, and all Hardware and Materials will be free and clear of all liens, claims, encumbrances and other restrictions.

(b) All Software will conform to Provider’s published specifications and documentation as well as to any specifications and descriptions set forth in the applicable Schedule for a period of twelve (12) months from the date of delivery to Dell (or to a Dell customer, if so provided in the applicable Schedule or Dell PO), unless an alternative warranty period is expressly set forth in a Schedule. All Software shall be virus-free and without any time-sensitive code or other disabling devices, key lock or code that has potential or capability of causing any unplanned interruption of the operations of the Software. The Software does not include any open source or other third-party code that is subject to a third-party license agreement (“Third-Party Code”) unless such Third-Party Code and the applicable license are set forth in the applicable Schedule.

(c) All Services will be performed in good and workmanlike manner by a skilled and qualified staff in accordance

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with industry standards and shall conform to all specifications and descriptions set forth in the applicable Schedule for a period of twelve (12) months from the date of delivery to Dell, unless an alternative warranty period is expressly set forth in a Schedule.

(d) Provider will, at the time of delivery of each Deliverable, have all the rights and licenses in such Deliverable necessary to allow Dell to own, use and/or receive such Deliverable as set forth in the applicable Schedule without additional restrictions or charges. No Deliverable shall infringe or misappropriate any copyright, patent, trade secret, trademark or other intellectual property right of any third party.

(e) The Agreement (including, without limitation, the Deliverables) does not violate any applicable laws (including, without limitation, all applicable import or export regulations and all licensing or permitting requirements) or breach any other agreement to which Provider is a party or bound.

5.0 Indemnification

5.1 Provider will defend, indemnify, and hold harmless Dell and Dell’s directors, officers, employees, representatives, and agents (collectively “Indemnitees”) from and against any and all claims, actions, demands, and legal proceedings (collectively “Claims”) and all liabilities, damages, losses, judgments, authorized settlements, costs and expenses including, without limitation, reasonable attorneys’ fees (collectively “Damages”) arising out of or in connection with: (i) any alleged or actual acts or omissions of Provider or failure to perform or comply with the terms and conditions of the Agreement; (ii) any alleged or actual infringement and/or misappropriation by Provider and/or the Deliverables of any copyright, patent, trademark, trade secret or other proprietary or intellectual property right of any third party (an “IP Infringement Claim”); (iii) any Claim that Provider and/or any Deliverables have caused bodily injury including, without limitation, death or have damaged real or tangible personal property; (iv) violation by Provider and/or a Deliverable of any governmental laws, rules, ordinances, or regulations; (v) any Claim by or on behalf of Provider’s subcontractors, suppliers, or employees for salary, wages, benefits or other compensation; (vi) any breach of the terms and conditions of the Information Privacy and Security Schedule or the NDA and/or (vii) breach of any warranty set forth in the Agreement.

5.2 Provider’s obligations above shall apply even if the Claims and/or Damages are due, or alleged to be due, in part to any Indemnitee’s concurrent negligence or other fault, breach of contract or warranty, or strict liability without regard to fault; provided, however, that Provider’s contractual obligations shall not extend to the percentage of the third-party claimant’s Damages attributable to the Indemnitee’s negligence or other fault, breach of contract or warranty, or to strict liability imposed upon Indemnitee as a matter of law.

5.3 In addition to Provider’s obligations and liabilities above, if an IP Infringement Claim is made or appears likely to be made, Provider shall, at Provider’s option after consulting with Dell, either: (i) procure for Dell the right to continue to use the applicable Deliverables; (ii) modify the Deliverables so that they are no longer infringing; or (iii) replace them with non-infringing Deliverables. If none of these alternatives is commercially reasonable, Dell shall have the option to cease using the applicable Deliverables and return or destroy any affected Deliverables for a full refund of the purchase price of the affected Deliverables. Provision of a refund shall in no way impact or diminish Provider’s obligations and liabilities under Section 5.1.

5.4 In the event of any Claims against Dell subject to indemnification pursuant to the Agreement, Dell will: (i) promptly notify Provider; (ii) at Provider’s expense, reasonably cooperate with Provider in the defense thereof; and (iii) not settle any such Claims without Provider’s consent, which Provider agrees not to unreasonably withhold. Provider will keep Dell informed at all times as to the status of Provider’s efforts and consult with Dell (or Dell’s counsel) concerning Provider’s efforts. Provider will not settle any such Claims without Dell’s prior written consent, which Dell agrees not to unreasonably withhold.

6.0 Limitation of Liability

EXCEPT FOR PROVIDER’S OBLIGATIONS AND LIABILITIES UNDER SECTION 5.0 (“INDEMNIFICATION”), AND/OR PROVIDER’S CONFIDENTIALITY/NON-DISCLOSURE OBLIGATIONS AND LIABILITIES INCLUDING, WITHOUT LIMITATION, THOSE CONTAINED IN THE INFORMATION PRIVACY AND SECURITY SCHEDULE AND NDA, NEITHER DELL NOR PROVIDER WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY TYPE INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND LOST SALES, ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT, EVEN IF ADVISED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF A PARTY ASSERTS OR ESTABLISHES A FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THE AGREEMENT.

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7.0 General

7.1 PROVIDER AND DELL IRREVOCABLY SUBMIT AND CONSENT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS AND THE TEXAS STATE DISTRICT COURT IN WILLIAMSON COUNTY, TEXAS, AND HEREBY AGREE THAT SUCH COURTS SHALL BE THE EXCLUSIVE PROPER FORUM FOR THE DETERMINATION OF ANY DISPUTE ARISING IN CONNECTION WITH THE AGREEMENT. THE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUSIVE OF ANY PROVISIONS OF THE UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS AND WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. In the event of a dispute between Dell and Provider arising in connection with the Agreement, prior to commencing any litigation or other legal proceeding, Dell and Provider shall each designate and make available an executive officer and, for at least thirty (30) days following notice from one party to the other of the existence of such a dispute, make a good faith effort to resolve such dispute by discussion and mutually agreed action.

7.2 Regardless of the circumstances of termination or expiration of the Agreement, or portion thereof, the provisions of Sections 4 (“Warranty”), 5 (“Indemnification”), 6 (“Limitation of Liability”), 7 (“General”), and 9 (“Intellectual Property Rights”) of this MRA and any provisions in any Schedule that by their nature would survive will survive the termination or expiration and continue according to their terms.

7.3 Any confidential information disclosed by either Dell or Provider related to the Agreement will be governed by the terms and conditions of the Non-disclosure Agreement (#05090728) between OnePak, Inc and Dell Inc. (“NDA”). Although the NDA is referred to in this Agreement, the NDA continues to be a separate and independent agreement applicable to all confidential information exchanged between Provider and Dell. This Agreement may only supplement or modify the NDA terms with respect to information exchanged in connection with this Agreement and then only as to the term, definition and designation of confidential information exchanged under this Agreement. Notwithstanding anything to the contrary in the NDA or subsequent designations by Provider, the Deliverables provided under the Agreement shall not be considered Provider confidential information.

7.4 Provider will not use the name of Dell or any Dell trademarks, trade names, service marks, or quote the opinion of any Dell employee in any advertising, presentations or otherwise without first obtaining the written consent of Dell’s Corporate Communications Department.

7.5 Provider must comply with the Diversity Requirements located at: http://www.dell.com/content/topics/global.aspx/about_dell/values/supp_citizen/sup_faqs_contacts?~ck=ln&c=us&l=en&lnki=0&s=corp, which may be changed from time to time by Dell. For example (and as outlined in more detail in the Requirements), Provider will: (1) comply with any applicable law and regulations targeted towards suppliers to governmental entities; (2) use commercially reasonable efforts to engage minority and women owned and small businesses in the event subcontractors are engaged to provide any Deliverables pursuant to the Agreement; and (3) comply in a timely manner with any reasonable requests or requirements from Dell (such as for reporting or supporting records) regarding Provider’s compliance with the Requirements. As a supplier to Dell, Supplier must adhere to FAR 52.203-13 Contractor Code of Business Ethics and Conduct, the Code of Conduct Schedule as well as the following Supplier Principles which may be changed from time to time by Dell: (http://content.dell.com/us/en/corp/d/corp-comm/cr-supplier-global-citizen-overview.aspx?c=us&cs=19&l=en&s=corp&redirect=1).

7.6 Provider shall retain accurate and legible invoices and records with respect to Provider’s performance of the Agreement for a minimum of five years (or the period prescribed by applicable law or regulation if longer) following submission of an invoice to Dell and, upon reasonable notice will provide Dell or Dell’s designee copies of such invoices and records, and reasonable access to Provider’s facilities, in order that Dell or Dell’s designee may inspect and audit Provider’s compliance with the terms and conditions of the Agreement, including but not limited to the correctness and accuracy of the charges and credits made or granted by Provider, and payments made by Dell to Provider. Nothing in any Schedule, Statement of work or the course of dealings of the parties, including but not limited to payment and or questioning of invoices, shall preclude Dell from subsequently disputing such payment, if for example Dell discovers that the amount was not properly charged to Dell through an audit conducted under this section. Dell shall bear all costs of the audit unless the audit findings show that the amounts invoiced Dell exceed the proper and accurate amount for such fees by more than 5% percent, in which case Provider must bear all costs associated with the audit. Dell reserves the right to claim reimbursement for overpayments resulting from any invoicing errors, including but not limited to clerical error, invoice charges not authorized through written agreement, unsupported invoice charges, Dell payment errors, etc. An invoice charge will be considered unsupported if an audit cannot verify the charge’s legitimacy. Provider shall refund any overcharges to Dell within 30 days of such audit.

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Alternatively, Dell may, upon 30 days notice, offset identified overpayments against ongoing payments due Provider.

7.7 Dell and Provider are independent contractors and neither party is an employee, agent, servant, representative, partner, or joint venturer of the other or has any authority to assume or create any obligation or liability of any kind on behalf of the other.

7.8 No waiver of any term or condition is valid unless in writing and signed by authorized representatives of both Dell and Provider and limited to the specific situation for which it is given. Use of pre-printed forms, including, without limitation, purchase orders, shrink-wrap agreements, click-wrap agreements, acknowledgements or invoices, is for administrative convenience only and all terms and conditions stated thereon, except as specifically set forth in the Agreement, are void and of no effect. No amendment or modification to the Agreement will be valid unless set forth in writing and signed by authorized representatives of both parties. The Agreement may not be assigned by Provider in whole or in part, even by operation of law, in a merger or stock or asset sale, without the express written approval of Dell. Any attempt to do so will be null and void. Provider may not subcontract any of its obligations under the Agreement without Dell’s prior consent. The provision of such consent shall in no way relieve Provider of any of its obligations and/or liabilities under the Agreement. Provider agrees to be liable for its subcontractors’ acts and omissions to the same extent as if the subcontractors were Provider’s employees and/or subsidiaries, as applicable.

7.9 Any notice required or permitted by the Agreement must be in writing in English and delivered by certified or registered mail, return receipt requested, postage prepaid and addressed as follows or to such other addresses as may be designated by notice from one party to the other, all such notices being effective on the date received: If to Dell: Dell, One Dell Way, Round Rock, Texas 78682, Attn: VP, General Procurement, cc: General Counsel; and, If to Provider: OnePak Inc., 56 Main Street, 2nd Floor, P.O. Box 130, Orleans MA 02653, Attn: Director of Corporate Affairs, cc: General Counsel.

7.10 Whenever possible, each provision of the Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Agreement is found to violate an applicable law, it will be severed from the rest of the Agreement and ignored and a new provision will be deemed to be added to the Agreement to accomplish, to the extent possible, the intent of the parties as evidenced by the provision so severed. The headings used in the Agreement have no legal effect.

7.11 Nothing in the Agreement requires Dell to purchase from Provider any or all of its requirements for hardware, materials, software or services that are the same or similar to the Deliverables provided hereunder. Provider will cooperate and work with Dell and any other providers that Dell may engage in connection with the provision of the Deliverables.

7.12 Except as may be otherwise provided in the Agreement, the rights or remedies of the parties hereunder are not exclusive, and both Dell and Provider are entitled alternatively or cumulatively, subject to the other provisions of the Agreement, to damages for breach, to an order requiring specific performance, or to any other remedy available at law or in equity.

7.13 This MRA may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Both parties expressly consent and agree to execute this Agreement and communicate by electronic transmission through the Dell Supplier Portal and other means and that such execution by electronic transmission will represent final and binding execution and acceptance of the terms and conditions contained in this MRA. Any copy of this MRA made by reliable means (e.g. photocopy or facsimile) shall be considered an original.

7.14 Provider acknowledges that the Deliverables licensed or sold under the Agreement, and the transactions contemplated by the Agreement, which may include technology and software, are subject to the customs and export control laws and regulations of the United States (“U.S.”) and may also be subject to the customs and export laws and regulations of the country in which the Deliverables are manufactured and/or received. Provider agrees to abide by those laws and regulations. Further, under U.S. law, the Deliverables may not be sold, leased or otherwise transferred to restricted end-users or to restricted countries. In addition, the Deliverables may not be sold, leased or otherwise transferred to, or utilized by an end-user engaged in activities related to weapons of mass destruction, including, without limitation, activities related to the design, development, production or use of nuclear weapons, materials, or facilities, missiles or the support of missile projects, and chemical or biological weapons.

7.15 Provider will ensure that while performing Services at Dell’s premises and/or the premises of Dell’s customers or suppliers, Provider’s personnel, agents and subcontractors will abide by all of the rules and regulations, including, without limitation, all security, health and safety regulations, to which Dell’s own personnel, invitees and/or subcontractors are subject.

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7.16 Business Continuity and Recovery Contingency Plan (BCRP). Provider warrants to Dell that it has a Business Continuity and Recovery Contingency Plan (“BCRP”) and that the said BCRP includes procedures for disaster recovery which are adequate and which ensures continuity of operation of its or third party business processes so as to ensure that there is no disruption to all or any part of its business which will cause the Provider not to be able to perform and/or meet its duties and obligations pursuant to the Agreement. Provider shall provide Dell access to the BCRP and release the relevant portions of the BCRP to Dell for its perusal and audit. Should Dell, in its absolute discretion, deem the BCRP to be inadequate, the Provider hereby agrees at its own costs, if required by Dell, to work with Dell to amend and put into force such changes as are necessary to ensure that such BCRP plan is adequate

8.0 Insurance

Provider shall obtain and at all times during the term of the Agreement maintain at its own expense, with insurance companies rated “A-” or better by AM Best, the minimum insurance coverage set forth below and any additional insurance coverage set forth in a Schedule, Exhibit, Addendum or other written agreement between the parties.

8.1 Statutory workers’ compensation insurance in the state(s) or jurisdiction(s) in which Provider’s employees perform services for Dell, and employer’s liability insurance with limits of not less than $500,000: (i) for each accident; and (ii) for each employee for occupational disease; or (iii) policy limit for disease. Such policy shall be endorsed to name Dell as “Alternate Employer” to prevent Provider’s workers’ compensation carrier from denying coverage based on a claim of employment status. Provider hereby waives all claims and causes of action against Dell, its officers, directors and employees for any and all injuries suffered by Provider’s employees.

8.2 Commercial General Liability insurance with limits for bodily injury and property damage liability of not less than $1,000,000 personal injury each occurrence, $2,000,000 general aggregate and products/completed operations coverage, which shall include: (i) premises/operations liability; (ii) independent contractors liability; and (iii) broad form contractual liability specifically in support of, but not limited to, the indemnity provisions set forth in the Agreement. This policy shall (iv) include a waiver of subrogation in favor of Dell; (v) be endorsed to include Dell as “Additional Insured;” and (vi) contain cross-liability and severability of interest coverage.

8.3 Business automobile liability insurance with a limit of not less than $1,000,000 per occurrence for bodily injury and property damage liability written to cover all owned, hired and non-owned automobiles arising out of the use thereof by or on behalf of Provider and Provider employees. This policy shall include a waiver of subrogation in favor of Dell and be endorsed to include Dell as an “Additional Insured.”

8.4 Professional Liability/Errors & Omissions (E&O) insurance with limits of not less than $10,000,000 each occurrence and $10,000,000 general aggregate.

8.5 Prior to the commencement of any work or service as provided for herein, Provider shall furnish to Dell insurance certificates on standard Acord form, endorsements, or evidence of coverage signed by authorized representatives of the companies providing the coverage required under the terms of this MRA. All policies providing coverage shall contain provisions that no cancellation, non-renewal or material changes in the policy shall become effective, except on thirty (30) days written notice thereof to Dell. Upon request and without expense to Dell, Provider shall furnish Dell with certified copies of said insurance policies signed by authorized representatives of the insurance companies providing the coverage as required herein.

8.6 Failure to secure the insurance coverage required by this MRA or failure to comply fully with any of the insurance provisions of the Agreement as may be necessary to carry out the terms and provisions of the Agreement shall be deemed to be a material breach of the Agreement. A lack of insurance coverage does not reduce or limit Provider’s responsibility to indemnify Dell as set forth in the Agreement. Any and all deductibles and premiums associated with the insurance coverage required by the Agreement shall be assumed by, for the account of, and at the sole risk of, Provider.

8.7 Dell reserves the right to review the insurance coverage requirements of the Agreement and, unless otherwise expressly agreed to by Dell with respect to a particular Schedule, to (at any time and at Provider’s sole cost): (i) make reasonable adjustments to such requirements; and/or (ii) require other types of coverage, in either case, as reasonably appropriate given the nature, volume and/or value of the Deliverables provided from time to time pursuant to the Agreement.

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9.0 Intellectual Property Rights

9.1 Provider Intellectual Property shall mean intellectual property owned, leased and/or licensed by Provider prior to the provision of Services or developed outside and independently from this Agreement. Except for Provider Intellectual Property, Provider agrees that the deliverables produced and/or provided under the Agreement shall constitute the work product of Dell (the “Dell Work Product”). Additionally, other than Provider Intellectual Property, Dell Work Product shall further include, without limitation: all tools, data (including, without limitation, specifications) and/or methods used to design, create, generate or otherwise develop the deliverables and/or perform the Services; and all patent, copyright, trade secret and other proprietary and intellectual property rights developed with respect to the deliverables, creation of deliverables and/or performance of the Services. Intellectual property rights (as used in the Agreement) means: any and all intellectual property rights existing from time to time under any law or regulations of the United States, or of any other country.

9.2 To the extent that the Dell Work Product incorporates or requires for use Provider Intellectual Property (“Licensed Materials”), Provider hereby grants to Dell a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license under all necessary intellectual property rights to: (i) use, make, sell, execute, reproduce, display, perform, prepare derivative works based upon, and distribute (internally and/or externally) copies of the Licensed Materials and their derivative works, and (ii) authorize others to do any, some, or all of the foregoing.

9.3 All Dell Work Product is solely and exclusively the property of Dell and Dell shall own all intellectual property rights therein. To the extent any Dell Work Product qualifies as a “work made for hire” under applicable copyright law, it will be considered a work made for hire and the copyright will be owned solely and exclusively by Dell. To the extent that any Dell Work Product is not considered a “work made for hire” under applicable copyright law, Provider hereby assigns and transfers all of its right, title and interest in and to the Dell Work Product to Dell. Furthermore, Provider shall ensure that its employees, subcontractors, representatives, agents or other contractors engaged to perform Services hereunder comply with the terms of the Agreement including, without limitation, this Section. Where applicable, or at the request of Dell, Provider shall deliver an executed, written deed of assignment assigning to Dell ownership of all intellectual property rights in and to any Dell Work Product developed by Provider including, without limitation, those developed by its employees, affiliates or subcontractors, outside of the United States.

9.4 Provider will, as part of the Dell Work Product, disclose promptly in writing to Dell all of the Dell Work Product and document all intellectual property rights as Dell personnel may direct. Furthermore, Provider shall, upon request, provide to Dell all of the Dell Work Product.

9.5 Provider agrees to take any action and fully cooperate with Dell, as Dell may request to effect the provisions of this Section 9.

9.6 To the extent Dell delivers to Provider, or provides Provider access to, any software, specifications, documentation, data, hardware, tools, know how, methodologies, processes and/or any other materials, information or intellectual property owned, leased and/or licensed by Dell (collectively “Dell Materials”), Provider shall have the right to use such Dell Materials solely for Dell’s benefit and solely for the purpose of performing its obligations to Dell under the Agreement including, without limitation, providing the Services. Provider may not remove any Dell Materials from Dell’s premises unless expressly set forth in a Services Schedule. Except for the limited right expressly granted above, Dell is not granting to Provider any other rights or licenses in or to the Dell Materials. Provider shall return to Dell all Dell Materials in its possession upon Dell’s request. In addition, Provider will use the Dell Materials in compliance with any applicable use restrictions (i) that are disclosed by Dell to Provider, or (ii) that are contained in the agreements governing the use of any Dell Materials that are provided or made available to Provider.

9.7 Provider agrees that it will not seek to enforce any of its intellectual property rights (excluding trademark rights) against Dell or any third party in connection with Dell’s use of any hardware, software, services and/or materials that are similar to the Deliverables.

By signing below, the parties are agreeing to the terms and conditions contained in this Master Relationship Agreement.

DELL USA L.P.		One Pack Inc.

Signature:		Signature:
	Eric Cohan (Sep 23, 2009)		Steven V. Andon (Sep 23, 2009)

Email:	eric_cohan@dell.com	Email:	steve.andon@onepak.com

Title:	Director	Title:	CEO

Company:	Dell USA LP	Company:	ONEPAK, INC.

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MASTER AGREEMENT

This Master Agreement by and between OnePak, Inc. (“Provider”), a corporation, located at 350 Massachusetts Avenue, Arlington, MA 02474, and Dell Marketing L.P., a Texas Limited Partnership, located at One Dell Way, Round Rock, Texas 78682 is effective as of October 11th, 2005. This Master Agreement and any Statements of Work, Schedules, Addenda, Exhibits, and Attachments, as identified and agreed, are collectively referred to as the “Agreement.”

1.0 Agreement Structure. This Agreement merges all prior discussions, both oral and written, between the parties. This Agreement constitutes the only terms and conditions under which Dell Marketing LP and its affiliates (collectively, “Dell”) will purchase products and services from Provider. The terms and conditions of this Agreement apply to all purchase orders (“Dell POs”) issued by Dell for the purchase of products or services.

2.0 Term and Termination.

(a) Subject to the termination provisions in Section 2.0 (b) and (c). the initial term of this Agreement is one year beginning on the Effective Date. This Agreement will automatically renew for additional successive one-year terms unless either party provides written notice of non-renewal at least 90 days before the end of the then current term.

(b) Either party may terminate this Agreement for cause in the event of a material breach by the other party if such breach is not cured within 30 days of written notice.

(c) In addition, Dell may terminate this Agreement without cause for its convenience upon 30 days of written notice (including during the initial term).

3.0 Price and Payment.

3.1 Faxes. Unless otherwise agreed in writing, all payments must be stated (and payments made) in United States dollars and are exclusive of applicable sales, use or similar taxes for which Dell is obligated to pay Provider. Dell has no liability for any taxes based on Provider’s net assets or income or for which Dell has an appropriate resale or other exemption. Dell has the right to withhold any applicable taxes from any royalties or other payments due under this Agreement if required by any government authority.

3.2 Payment Terms. All invoices for products or services provided to Dell will be accumulated, upon receipt, for a period from the 16th day of a month to the 15th day of the following month (“Accumulation Period”). Dell will pay invoices received during the Accumulation Period net 50 days from the end of the Accumulation Period (EOAP 50).

3.3 MEN. Provider represents and warrants that the prices for products or services will be not be less favorable than prices applicable to sales by Provider to any other customer purchasing like quantities of materially comparable products. If at any time during the term of this Agreement, Provider accords to any other such customer more favorable prices. Provider will immediately offer to sell the Products to Dell at equivalent prices accorded to such other customer.

4.0 Warranty. Provider represents and warrants on an ongoing basis that:

(a) All products or services will conform to specifications and descriptions as set forth in any applicable Schedule for 12 months from the date of delivery to or performance for Dell;

(b) Services provided will be performed in good and workmanlike manner by a skilled and qualified staff in accordance with highest industry standards;

(c) It has all the rights and licenses in the products or service deliverables necessary to allow Dell to use such products or services without restriction or additional charge; and

(d) This Agreement (including without limitation the delivery of products or services) does not violate any applicable law (including without limitation all applicable import or export regulations and all licensing or permitting requirements) or breach any other Agreement to which Provider is a party or bound.

5.0 Indemnification.

5.1 Provider will defend, indemnify, and hold harmless Dell, Dell Inc. and any of its subsidiaries or affiliates, and their respective directors, officers, employees, representatives, and agents (“Indemnitees”) from and against any and all claims, actions, demands, legal proceedings, liabilities, damages, losses, judgments, authorized settlements, costs or expenses, including without limitation reasonable attorneys’ fees (“Damages”), arising out of or in connection with any alleged or actual acts or omissions of Provider or failure to perform or comply with the terms and conditions of this Agreement.

5.2 In the event of any such claims, Dell will: (a) promptly notify Provider, (b) at Provider’s expense, reasonably cooperate with Provider in the defense thereof, and (c) not settle any such claims without Provider’s consent which Provider agrees not to unreasonably withhold. Provider will keep Dell informed at all times as to the status of Provider’s efforts and consult with Dell (or Dell’s counsel) concerning Provider’s efforts; and Provider will not settle the claim without Dell’s prior written Consent.

6.0 Limitation of Liability. Except for Provider’s obligations under Section 5.0 (“Indemnification”) and Section 7.3 (“Confidentiality”), NEITHER PARTY WILL BE LIABLE FOR ANY DIRECT OR INDIRECT LOST PROFITS, ANY INDIRECT,

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INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY TYPE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EVEN IF ADVISED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF A PARTY ASSERTS OR ESTABLISHES A FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT.

7.0 General.

7.1 Dispute Resolution.

(a) Before initiating a lawsuit against the other relating to a dispute or claim herein, Dell and Provider will first work in good faith to resolve between themselves such dispute or claim arising out of or relating to this Agreement. To this end, either party may request that each party designate an officer or other management employee with authority to bind the party to meet to resolve the dispute or claim. If, after meeting, the parties are still unable to resolve the dispute or claim, then the parties will submit the matter to mandatory non-binding mediation;

(b) During this resolution process, each party will honor the other’s reasonable requests for non-privileged and relevant information. This paragraph will not apply if: (i) the expiration of the statute of limitations for a cause of action is imminent; or (ii) injunctive or other equitable relief is necessary to mitigate damages;

(c) IF THE PARTIES ARE UNABLE TO RESOLVE THEIR DISPUTE AFTER FOLLOWING THE DISPUTE RESOLUTION PROCESS ABOVE, EACH PARTY IRREVOCABLY SUBMITS AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS AND THE TEXAS STATE DISTRICT COURT IN WILLIAMSON COUNTY, TEXAS, AND HEREBY AGREES THAT SUCH COURTS SHALL BE THE EXCLUSIVE PROPER FORUM FOR THE DETERMINATION OF ANY DISPUTE ARISING HEREUNDER;

(d) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUSIVE OF ANY PROVISIONS OF THE UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS AND WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.2 Survival of Terms: Regardless of the circumstances of termination or expiration of this Agreement or any Schedule or other attachment, or portion thereof, the provisions of sections 4 (“Warranty”), 5 (“Indemnification”), 6 (“Limitation of Liability”), and 7 (“General”) will survive the termination or expiration and continue according to their terms.

7.3 Confidentiality: Any confidential information disclosed by either party related to this Agreement is governed by the terms and conditions of the Non-disclosure Agreement (#055090728) between OnePak Inc. and Dell. Neither party will use the name of the other nor any of the other’s trademarks, trade names, service marks, or quote the opinion of any of the other’s employee in any advertising, presentations or otherwise without first obtaining the prior written consent of an officer or other authorized representative of the other.

7.4 Insurance: Provider will obtain and at all times during the term of this Agreement maintain at its own expense, the minimum insurance coverages stated in Exhibit A to this agreement. Furthermore, Provider will, within ten days of the Effective Date of this Agreement, provide Dell with Certificates of Insurance evidencing compliance with this paragraph.

7.5 Compliance:

(a) Dell is an Affirmative Action/Equal Opportunity Employer, Since Dell transacts business with the United States Government, the Equal Opportunity Clauses at 41 CFR sections 60-1.4(a), 60-250.5(a) and 60-741.5(a) are hereby incorporated and, if applicable. Provider will comply with FAR 52.212-3. Offer or Representations and Certifications-Commercial Items, and FAR 52-219-8. Utilization of Small Business Concerns;

(b) If subcontractors are engaged to provide any Products pursuant to this Agreement, Provider will use commercially reasonable efforts to engage businesses that are, (i) certified as minority or women owned by a third party certification agency acceptable by Dell, or (ii) small business concerns that are fifty-one percent owned, controlled, operated and managed by women or members of a minority group including African Americans, Hispanic Americans, Native Americans, Asian Indian Americans, Asia-Pacific Americans;

(c) Provider must comply with Dell’s Supplier Diversity policies and procedures as well as comply, in a timely manner, with any reasonable request or requirement from Dell’s Supplier Diversity office; and,

(d) Provider must comply with the following Supplier Principles which may be changed from time to time by Dell:(http://www.f.us.dell.com/content/topics/global. [ILLEGIBLE]/corp/sup_prince/en/[ILLEGIBLE]

7.6 Access to Information: Provider will maintain accurate and legible records for a period of five years and will grant to Dell reasonable access to and copies of, any information reasonably requested Dell with respect to Provider’s performance under this Agreement, including without limitation information regarding Provider’s efforts to comply with Section 7.5(b).

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7.7 Relationship of the Parties: The parties are independent contractors and neither party is an employee, agent, servant, representative, partner, or joint venturer of the other or has any authority to assume or create any obligation or liability of any kind on behalf of the other.

7.8 Amendments; Waivers Assignments: No waiver of any term or condition is valid unless in writing and signed by authorized representatives of both parties, and will be limited to the specific situation for which it is given. Use or pre-printed forms, including, but not limited to email, purchase orders, shrinkwrap or clickwrap agreements, acknowledgements or invoices, is for convenience only and all pre-printed terms and conditions stated thereon, except as specifically set forth in this Agreement, are void and of no effect. No amendment or modification to this Agreement will be valid unless set forth in writing and signed by authorized representatives of both parties. This Agreement may not be assigned by Provider in whole or in part, even by operation of law, in a merger or stock or asset sale, without the express written permission of Dell. Any attempt to do so will be null and void.

7.9 Notices: Any notice required or permitted by this Agreement must be in writing in English and delivered by certified or registered mail, return receipt requested, postage prepaid and addressed as follows or to such other addresses as may be designated by notice from one party to the other, all such notices being effective on the date received or, if mailed as set forth above, three days after the date of mailing:

If to Dell:

Dell Marketing L.P.

One Dell Way

Round Rock, Texas 78682,

Attn: VP, General Procurement

cc: General Counsel; and

If to Provider:

OnePak Inc.,

350 Massachusetts Avenue

Arlington, MA 02474

Attn: Steve Andon, Managing Director.

7.10 Severance: Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is found to violate a law, it will be severed from the rest of the Agreement and ignored and a new provision deemed added to this Agreement to accomplish to the extent possible, the intent of the parties as evidenced by the provision so severed. The headings used in this Agreement have no legal effect.

7.11 Non-Exclusive: Nothing in this Agreement requires Dell to purchase from Provider any or all of its requirements for products or services that are the same or similar to the products or services provided hereunder. Provider will cooperate and work with Dell and any other providers that Dell may engage in connection with the provision of the products or services.

7.12 Remedies: Except as may be otherwise provided in this Agreement, the rights or remedies of the parties hereunder are not exclusive, and either party is entitled alternatively or cumulatively, subject to the other provisions of this Agreement, to damages for breach, to an order requiring specific performance, or to any other remedy available at law or in equity.

7.13 Import/Export Requirements: Provider acknowledges the Products licensed or sold under this Agreement, and the transaction contemplated by this Agreement which may include technology and software, are subject to the customs and export control laws and regulations of the United States and may also be subject to the customs and export laws and regulations of the United States and may also be subject to the customs and export laws and regulations of the countries in which the Products are manufactured and received. Provider must abide by those laws and regulations. Further, under U.S. law, the Products may not be sold, leased or otherwise transferred to restricted end-users or to restricted countries. In addition, the Products may not be sold, leased or otherwise transferred to, or utilized by an end-user engaged in activities related to weapons of mass destruction, including without limitation, activities related to weapons of mass destruction, including without limitation, activities related to the design, development, production or use of nuclear weapons, materials, or facilities, missiles or the support of missile projects, and chemical or biological weapons. Provider will not provide any written regulatory certifications or notifications on behalf of Dell without first seeking prior written approval from Dell’s Export Compliance Representative.

The parties are signing this Agreement to be effective on the date stated in the introductory clause.

DELL MARKETING LP	ONEPAK, INC.

By:	By:	10/11/05
Printed Name:	Printed Name:	STEVE ANDON
Title:	Title:	MANAGING DIRECTOR

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Exhibit A

INSURANCE

Provider will obtain and at all times during the term of this Agreement maintain at its own expense, with insurance companies rated at a minimum of “A” from A.M. Best, the minimum insurance coverage stated below.

(a)	Statutory workers’ compensation insurance in the state(s) or jurisdiction(s) in which Provider has employees, and employer’s liability insurance with limits of not less than $500,000; (i) for each accident or occupational disease; and (ii) for each employee.

(b)	Commercial general liability insurance with limits for bodily injury and property damage liability of not less than $1,000,000 personal injury for each occurrence, $2,000,000 general aggregate and products/completed operations coverage which will include premises/operations liability, independent contractors liability, and broad form contractual liability coverage specifically in support of, but not limited to, the indemnity provisions stated in this Agreement.

(c)	Business automobile liability insurance with a limit of not less than $1,000,000 per occurrence for bodily injury and property damage liability written to cover all owned, hired and non-owned automobiles arising out of the use thereof by or on behalf of Provider and its employees.

(d)	Provider will furnish to Dell insurance certificates, endorsements, or evidence of coverage signed by authorized representatives of the companies providing the coverage required under the terms of this Agreement. All policies providing coverage will contain provisions that no cancellation, non-renewal or material changes in the policy will become effective, except on thirty (30) days written notice thereof to Dell.

(e)	Failure to secure the insurance coverage or the failure to comply fully with any of the insurance provisions of this Agreement as may be necessary to carry out the terms and provisions of this Agreement will be deemed to be a material breach of this Agreement. The provision of insurance coverage hereunder or the lack thereof, does not in any way reduce or limit Provider’s responsibility/ liability under this Agreement including, without limitation, its indemnification obligations. Any and all deductibles in the above described insurance policies will be assumed by, for the account of, and at the sole risk of Provider. Dell reserves the right to request reasonable adjustments to the requirements or to request other types of policies to support the level of engagement with Provider. Provider shall not unreasonably refuse to make such adjustments.

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Appendix A

STATEMENT OF WORK

Reference:	OnePak / Dell Master Agreement, dated October 11th, 2005

Date:	October 11th, 2005

Description:	Packaging Solutions for Dell Asset Recovery Program

1.0 Summary

This Statement of Work describes the parameters of the working relationship (“the Work”) between OnePak Inc. and Dell Inc. pursuant to the Dell Master Agreement dated October 11th, 2005 and extending for the Term defined in that Agreement unless otherwise appended or superceded by an additional Agreement or Statement of Work.

2.0 Purpose

The Purpose of the Work is for OnePak (the “Provider”) to provide its products and services for Dell.

3.0 Scope

The Scope of the Work is for OnePak to provide packaging products and customized order processing for Dell’s clients

4.0 Deliverables

OnePak will provide the following Deliverables to Dell:

•

Products – OnePak will provide certain custom packaging products to Dell (and/or Dell’s customers, as designated by Dell) that have been ordered by Dell on an as-available basis. The initial products that will be delivered as part of the Work are listed in the Quote provided as the last page of this Statement of Work. OnePak will make its best efforts based on Dell estimated volumes to keep sufficient inventory on hand, and Dell is not obligated to any minimum purchasing requirements. Product shortages and backorders due to inaccurate estimates, cyclical over-demand, or shortages of materials supply will be remedied as expediently as possible (generally not more than 2 weeks). Product orders for in-stock items are fulfilled by the end of the next business day. OnePak will invoice Dell only for Products that have been delivered. All OnePak products, product designs, materials and operational processes related to delivering the Products are OnePak proprietary; all associated customer order data and related information are considered Dell proprietary.

•

Services – OnePak will provide Dell with custom electronic order processing forms and associated features. These may include web pages, pop-up order forms, automated confirmation emails, batched data uploads/downloads, data transfer agents, online reporting, or other features or custom integration as requested by Dell. OnePak will notify Dell if any technical request for features would exceed this and Dell may opt to pay then quoted hourly fees for additional custom programming, omit the request, or expand the overall Scope of the Work to include product volumes such that OnePak will waive custom programming fees. OnePak will not invoice Dell for any custom programming or technical integration unless specifically requested and authorized by Dell in advance. All OnePak software, electronic tools, intellectual property and processes provided as part of the Services are OnePak proprietary; all associated customer data and related information are considered Dell proprietary.

5.0 Postage Escrow

Dell will provide escrow funds to OnePak prior to the start of each calendar quarter to cover outgoing postage costs for that quarter, based on a budget of Dell’s estimated volumes. OnePak will track these funds in a postage account and will make available to Dell weekly online reports based on actual orders shipped. If actual weekly aggregate averages consistently exceed budgeted amounts for more than one month during any quarter, Dell will promptly provide sufficient funds to keep a positive balance in the account based on a new current quarter budget estimate made by Dell. In the event the escrow account develops a negative balance, Dell will immediately replenish sufficient funds within 10 business days of notification of the situation to prevent any interruption in delivery of Products by OnePak. In the event the postage escrow account has a negative balance for more than 10 business days OnePak will place any product orders for Dell on hold until postage escrow funds are received.

6.0 Invoices and Payments

OnePak will invoice Dell twice monthly for all delivered Products and/or Services. Invoices will be presented against a standing purchase order issued by Dell pursuant to the Work. Dell will pay the invoices without delay according to the terms provided in the Master Agreement.

Prior to submission of regular invoices for Deliverables, OnePak will present an initial invoice for $10,000 at the inception of the Work to help cover initial program set up and inventory costs. The entire amount of this invoice, once paid, will be credited toward initial Product orders. Once the total of Product orders from Dell exceeds the initial $10,000 credit, OnePak will commence billing of regular invoices for additional Products delivered. In the event that Dell for any reason orders less than $10,000 worth of Products, any remaining amount will be returned to Dell.

Dell will pay postage escrow funds prior to the start of the Work and prior to the start of any calendar quarter. Dell will provide an initial payment for postage escrow of $15,000 for estimated volumes for 4th quarter 2005 and will re-estimate at least 30 days prior to any calendar quarter and will provide commensurate funds prior to the start of that quarter. Any excess escrowed funds at the end of each quarter will be rolled forward to the next quarter, or will be returned to Dell in the event that the Work is terminated for any reason.

Additional Deliverables

Dell may request additional Products and Services not described in this Statement of Work or attached Quote. Such Deliverables will be covered under this Statement of Work unless otherwise named under a different agreement, document or fax/email/phone transmission.

Good Faith

Both parties agree to operate in good faith and make best efforts to complete any responsibilities described in the Work or the Master Agreement in a timely and fully professional manner.

Agreed to on this 11th day of October 2005:

Dell Marketing, L.P.:	OnePak, Inc.:

By:	By:

Printed Name:	Printed Name:	STEVEN ANDON

Title:	Title:	MANAGING DIRECTOR
Date:	Date:	10/11/05

Custom Program Quote		Onepak, Inc. 750 Massachusetts Avenue Arlington, MA 02474
Quote Number:	C20051011-DEL
Client:	Dell Asset Recovery Program
Date:	11 Oct-06
Numbers Valid Until:	End of Q4 2008.
Contact:	Steve Andon, 781-858-7888. Steve.Andon@Onepak.com

Quote Description:

     Dell customer order data received via web order form created by OnePak of Dell [ILLEGIBLE] data (setup included) Includes all order fulfillment, warehousing, customer service, program management and order support

- Payment Terms initial minimum invoiced at program inception, additional invoiced separately

Program Setup Lead Time:	Estimated 15 days

Program Term:	- Requested two year Master Service Agreement with additional Statements of Work, as required

Order Processing Time:	Orders processed each business day unless otherwise noted. Average consumer receipt in 5-7 business days from order data

One-Time Setup Costs:	$2,000 WAIVED	includes custom web order form development, creation of return labels, all setup
- initial setup estimated at approximately 20 hours programming, additional hrs $100/hr

Initial Purchase Minimum:	$10,000	First invoice for $10.00 to cover initial $10K of product and program customization
- Total first invoice amount will be credited against initial orders
- Additional amounts after first $10K will be invoiced on standard Dell payment terms

Product #1	Laptop / Notebook BoxPak Shipping Kit
Description:	Fits any Notebook or Laptop up to [ILLEGIBLE]
Box:	[ILLEGIBLE]
Packing Material:	[ILLEGIBLE]
Other Items:	Instructional envelope [ILLEGIBLE]
Includes:	Order processing [ILLEGIBLE]

Est. 04 05 Volume (units):	[ILLEGIBLE]
Base Cost Each:	$3.47
USPS Standard Delivery Each:	$4.28	based on 20% shipping individually [ILLEGIBLE]
Total Product Cost Each:	$12.75
Optional Trackable Ground Delivery:	Add $1.75	(based on Zone 4 average estimate)
Optional 2nd Day Delivery:	Add $8.13	(based on Zone 4 average estimate)
Optional Next Day Delivery:	Add $13.84	(based on Zone 4 average estimate)

Product #2:	Large / CPU BoxPak Shipping Kit (Standard CPUs or Laptops with Docking Stations / Bags)
Description:	Fits any CPU or Laptop with Docking Station or Bag, up to 20” x 16” X 8”, 40 lbs max.
Box	Self-seating 24” x 20” x 12” white interior, brown interior, 375 [ILLEGIBLE]
Packing Material:	Three piece inflatable air packaging system (two heavy duty cushions, one void-fill air bag).
Other Items:	Instructional envelope pack with [ILLEGIBLE] inflating straw and CD.
Includes:	Order processing, fulfillment, warehousing, customer service, program management and order support

Est. 08 05 Volume (units):	800	(based on estimated 60% of 500 units / mo)
Base Cost Each:	$513
USPS Standard Delivery Each:	$482	(based on 20% shipping individually, 60% in bundies of 2 or more per order)
Total Product cost Each:	$13.75
Optional Trackable Ground Delivery:	Add: $2.06	(based on Zone 4 average estimate)
Optional 2nd Day Delivery:	Add: $7.54	(based on Zone 4 average estimate)
Optional Next Day Delivery:	Add: $18.10	(based on Zone 4 average estimate)

Product #3:	X-Large / Monitor BoxPak Shipping Kit (Monitors up to 17” or Server CPUs)
Description:	Fits any CPU or Monitor [ILLEGIBLE]
Box:	Self-seating [ILLEGIBLE]
Packing Material:	Five piece inflatable air packaging system (two heavy [ILLEGIBLE]
Other Items:	Instructional envelope pack with [ILLEGIBLE]
Includes:	Order processing, fulfillment, warehousing, customer service, program management, and order support.

Est. 04 05 Volume (units):	100	(based on estimated [ILLEGIBLE]
Base Cost Each:	$8.34
USPS standard Delivery Each:	$5.83	(based on 20% shipping individually, [ILLEGIBLE]
Total Product Cost Each:	$15.77
Optional Trackable Ground Delivery:	Add: $4.70	(based on Zone 4 average estimate)
Optional 2nd Day Delivery:	Add: [ILLEGIBLE]	(based on Zone 4 average estimate)
Optional Next Day Delivery:	Add: [ILLEGIBLE]	(based on Zone 4 average estimate)

Product #4:	Dell Instructional Return Mailer
Description:	Two-sided 4” X 6”, 4/1 (color/black & white) printed postcard with instructions / graphics
Includes:	Order processing, fulfillment, warehousing, customer service, program management and order support.

Est. Quarterly Volume (units):	30,000	(based on estimated 10,000 units per month)
Preprinted 2-sided Postcard:	$0.18
Batched Assembly & Fulfillment (1000):	$0.31	(Direct printing of customer data, twice weekly Mon & thu batch fulfillment, estimated 1000 units per batch)
Base Cost Each:	$0.46
Postage Each:	$0.23	(First class order 1 oz postcard rate, anywhere in USA)
Total Product Cost Each:	$0.89

Additional Optional Products:	Hand Air Pump

Base Cost Each:	$3.75
Delivery Each:	Free	[ILLEGIBLE]

Electric Air Pump
Base Cost Each:	$31.00
Delivery Each:	[ILLEGIBLE]